Exhibit 23.1

KPMG LLP Suite 700 20 Pacifica Irvine, CA 92618-3391

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 29, 2024, with respect to the consolidated financial statements and financial statement schedule II of Clean Energy Fuels Corp. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Irvine, California
May 16, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.